Exhibit 99.1

    PEOPLESUPPORT REPORTS RECORD FINANCIAL RESULTS FOR THE THIRD QUARTER 2006

      RECORD REVENUES OF $30.1 MILLION, UP 85% FROM SAME QUARTER LAST YEAR

     LOS ANGELES, Nov. 1 /PRNewswire-FirstCall/ -- PeopleSupport, Inc. (Nasdaq:
PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its third quarter ended September 30, 2006.

     - Revenue in the third quarter of 2006 was a record $30.1 million, an increase of 85% from the $16.3 million reported in the third quarter of 2005.

     - Net income for the third quarter of 2006 was $3.5 million or $0.19 per basic share and $0.18 per diluted share based on 18.5 million basic and 19.1 million diluted weighted average shares outstanding. Net income for the third quarter of 2006 reflected:

          -- Non-cash, stock-based compensation expense, resulting from Statement of Financial Accounting Standards (SFAS) 123R, of an estimated $0.03 per diluted share.

          -- A provision for income taxes of $1.1 million that was largely non-cash with an effective tax rate of 23%.

          Net income for the third quarter of 2005 was $5.5 million, or $0.30 per basic share and $0.29 per diluted share, based on 18.2 million basic and 18.9 million diluted weighted average shares outstanding. Net income for the third quarter of 2005 reflected:

          -- Non-cash, stock-based compensation expense, relating to pre-IPO stock options, of $0.01 per diluted share.

          -- A deferred tax asset valuation allowance reduction and non-cash net income tax benefit of approximately $2.6 million.

     - Net cash provided by operating activities for the first nine months of 2006 was $15.0 million, compared with $14.3 million for the first nine months of 2005.

     "PeopleSupport delivered another record quarter," said Lance Rosenzweig, PeopleSupport's Chairman and Chief Executive Officer. "With revenues up 85% year-over-year, the third quarter of 2006 was our highest growth quarter in 17 quarters of consecutive revenue growth. This growth was driven by new clients signed in the first half of 2006 as well as from existing clients across our key industry verticals, and by our January 2006 acquisition of our transcription and captioning business. Our strategy is to build long-term strategic partnerships with our clients and to build upon our significant industry domain expertise. This approach enables PeopleSupport to provide high-quality, value-added and cost-effective services."

     "Our excellent performance is also a result of our continued progress in expanding our revenue stream across a portfolio of services and geographies. We perform over 100 processes and manage over 4.5 million customer communications per month for our clients. PeopleSupport is executing on its strategy to become a diversified high performance outsourcer for the global enterprise."

     Third Quarter 2006 Financial Highlights

     Revenues - For the third quarter of 2006, PeopleSupport reported record revenues of $30.1 million, as compared to $16.3 million in the third quarter of 2005, representing 85% growth year-over-year. Demand for customer management services was robust with both new clients ramping up and existing clients contributing to growth in the Philippines and Costa Rica. The acquisition of our transcription and captioning business also increased our growth.

     Cost of Revenues - During the third quarter of 2006, cost of revenues was $19.5 million, or 65% of revenues, as compared to $9.5 million, or 58% of revenues, in the third quarter of 2005. Cost of revenues was impacted in the third quarter of 2006 by PeopleSupport's investments in expanding operations and capacity in the Philippines and Costa Rica, the appreciation of the Philippine peso versus the U.S. dollar, the negotiated contract with our anchor client in Costa Rica and the cost of transcription and captioning services performed in the U.S.

     Selling, General and Administrative - For the third quarter of 2006, selling, general and administrative expense was $4.8 million, or 16% of revenues, as compared to $3.2 million, or 19% of revenues in the third quarter of 2005. PeopleSupport realized increasing economies of scale as revenue grew and we more effectively utilized our infrastructure.

     Income from Operations - PeopleSupport's third quarter 2006 operating income was $4.0 million, as compared to operating income of $2.6 million in the third quarter of 2005. Operating margins in the third quarter of 2006 were 13% versus 16% in the third quarter of 2005 with the decrease due primarily to an increase in cost of revenues.

     Stock-based Compensation - In the third quarter of 2006, the total charge related to non-cash, stock-based compensation, resulting from SFAS 123R, was $0.7 million, of which $0.1 million was associated with cost of revenues and $0.6 million with selling, general and administrative expenses. This compared to non-cash, pre-IPO stock-based compensation charges of $0.2 million in the third quarter of 2005.

     Income Taxes - For financial reporting purposes, the income tax provision recorded during the third quarter of 2006 was $1.1 million. During the third quarter of 2005, management determined that it was more likely than not that the company would continue to generate taxable income from operations and be able to realize certain tax benefits arising from the use of its net operating loss carryforwards in the near future and, as a result, reduced its tax valuation allowance and recognized a non-cash net income tax benefit of $2.6 million in the third quarter of 2005.

     Net Income - Net income for the third quarter of 2006 was $3.5 million or $0.19 per basic share and $0.18 per diluted share compared with net income of $5.5 million or $0.30 per basic share and $0.29 per diluted share for the third quarter of 2005 as the difference between the income tax provision recorded in the 2006 period and the tax benefit in the 2005 period more than offset the growth in operating income.

     Net income for the third quarter of 2006 included non-cash, stock-based compensation expense, resulting from SFAS 123R, of an estimated $0.03 per diluted share, and an effective tax rate of 23% or a primarily non-cash tax provision of $1.1 million.

     Net income for the third quarter of 2005 included non-cash, stock-based compensation expense, relating to pre-IPO stock options, of $0.01 per diluted share, and the company reduced its tax valuation allowance and recognized a net income tax benefit of approximately $2.6 million.

     Cash Flow - Net cash provided by operating activities for the nine months ended September 30, 2006 was $15.0 million, as compared with $14.3 million for the first nine months of 2005. Cash flow improved despite an increase in working capital balances. PeopleSupport continues to benefit from its tax attributes. For the nine months ended September 30, 2006 pre-tax income increased to $12.4 million from $8.0 million in the 2005 period, while cash taxes paid increased to $0.5 million from $48 thousand in the prior year. Capital expenditures were $11.8 million in the nine months ended September 30, 2006, as compared with $5.8 million in the same period in 2005 primarily due to the expansion of our Philippine and Costa Rican build out.

     PeopleSupport had cash and cash equivalents and marketable securities totaling $47.3 million as of September 30, 2006. The company has no significant long-term debt.

     As of September 30, 2006, PeopleSupport employed approximately 7,800 employees worldwide, as compared to approximately 4,200 employees as of December 31, 2005.

     Business Outlook

     For the fourth quarter of 2006, the company expects revenues to be between $29.4 million and $30.0 million, or up approximately $3.0 million from previous guidance. For the same period, the company expects diluted earnings per share to be $0.09 to $0.11 based on approximately 19.4 million shares outstanding on a diluted basis. Guidance includes a tax rate of 24%, as taxes are expected to be between 20% to 25% in the fourth quarter of 2006. Additionally, fourth quarter guidance accounts for SFAS 123R resulting in non-cash, stock-based compensation charges of approximately $1.5 million or $0.06 per share on a diluted basis.

     For the full year of 2006, the company expects revenues to be between $108.5 million and $109.0 million, or an increase of approximately $6.0 million from previous guidance. For the same period, the company expects diluted earnings per share to be $0.64 to $0.65 based on approximately 19.0 million shares outstanding on a diluted basis. Guidance includes a tax rate of 19% for the full year and accounts for SFAS 123R, reflecting non-cash, stock-based compensation charges of approximately $3.4 million or $0.14 per share on a diluted basis for the full year 2006.

     Conference Call with Management

     PeopleSupport's executive management will host a conference call for investors and all interested parties today at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport's website at http://www.peoplesupport.com. A replay of the conference call will be available on the company's website for an extended period of time.

     About PeopleSupport

     PeopleSupport, Inc. (Nasdaq: PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services from its centers in the Philippines, Costa Rica and the United States. PeopleSupport's services are designed to reduce costs, improve performance and increase revenues by delivering high quality, value-added, multilingual voice and text services. A majority of PeopleSupport's services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing more than 7,200 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 7,800 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel and hospitality, financial services, technology, telecommunications, consumer products, healthcare and insurance, law enforcement, entertainment and education. For more information, visit http://www.peoplesupport.com.

     PeopleSupport Contact:

     Peter Hargittay

     Investor Relations and Corporate Marketing

     T: 310.824.6182
     F: 310.824.6299

     phargittay@peoplesupport.com
     http://www.peoplesupport.com

     Forward Looking Statements

     Certain statements in this press release, including without limitation, those related to anticipated revenues, net income and earnings for the third quarter ending September 30, 2006, and for the full year ending December 31, 2006, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as "may," "will," "could," "should," "potential," "continue," "expect," "intend," "plan," "estimate," "anticipate," "believe," or similar phrases or the negatives of such terms. The company bases these statements on management's beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company's dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company's services; competitive conditions in the markets the company serves; the company's ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.

                      PEOPLESUPPORT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Unaudited, in thousands, except per share data)

                                                  September 30,    December 31,
                                                      2006             2005
                                                  -------------    -------------
ASSETS
Current assets:
 Cash and cash equivalents                        $      13,379    $      27,760
 Marketable securities                                   33,890           23,853
 Accounts receivable, net of allowance for
  doubtful accounts of $496 and $487,
  respectively                                           19,849            8,414
 Deferred tax assets                                      4,327            4,226
 Prepaid expenses and other current assets                3,523            2,448
Total current assets                                     74,968           66,701

Property and equipment, net                              17,969           10,622
Deferred management incentive plan compensation             342              598
Deferred tax assets                                      13,774           15,051
Goodwill and other intangible assets                      7,406               --
Other long-term assets                                    2,295            1,354
Total assets                                      $     116,754    $      94,326
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                 $       5,089    $       2,181
 Accrued liabilities                                      7,609            3,912
 Management incentive plan obligation                       327              475
 Deferred revenue                                         4,102            3,481
 Current portion of capital lease obligations                58               --
 Other current liabilities                                   60               69
Total current liabilities                                17,245           10,118
Management incentive plan obligation                        622              474
Deferred rent                                             1,581              978
Long-term portion of capital lease requirements              25               --
Other long-term liabilities                                 726              364
Total liabilities                                        20,199           11,934
Stockholders' equity:
 Common stock, $.001 par value; authorized
 87,000 shares; 18,574 and 18,306 shares
 issued and outstanding at September 30, 2006
 and December 31, 2005, respectively                         19               18
 Additional paid-in capital                             115,820          113,234
 Accumulated deficit                                    (20,019)         (30,214)
 Accumulated other comprehensive income                     735              342
 Deferred stock compensation                                 --             (988)
Total stockholders' equity                               96,555           82,392
Total liabilities and stockholders' equity        $     116,754    $      94,326

                      PEOPLESUPPORT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         AND OTHER COMPREHENSIVE INCOME
                (Unaudited, in thousands, except per share data)

                                    Three Months Ended          Nine Months Ended
                                       September 30,              September 30,
                                  -----------------------    -----------------------
                                     2006         2005          2006         2005
                                  ----------   ----------    ----------   ----------
Revenue                           $   30,117   $   16,317    $   79,111   $   45,112
Cost of revenue (exclusive
 of depreciation expense
 shown below)                         19,479        9,450        48,975       25,792
Selling, general and
 administrative                        4,789        3,156        14,421        8,957
Depreciation and amortization          1,876        1,114         4,796        3,247
Income from operations                 3,973        2,597        10,919        7,116
Net interest income                      518          374         1,426          937
Other (income) expense                    73          (16)           74          (31)
Income before provision
 for income taxes                      4,564        2,955        12,419        8,022
Provision (benefit) for
 income taxes                          1,052       (2,558)        2,224       (2,486)
Net income                             3,512        5,513        10,195       10,508
Foreign currency translation
 adjustment                              375           22           357           26
Unrealized gain (loss) on
 marketable securities:                  100          (85)           36          (97)

Comprehensive income              $    3,987   $    5,450    $   10,588   $   10,437

Basic earnings per share          $     0.19   $     0.30    $     0.55   $     0.58
Diluted earnings per share        $     0.18   $     0.29    $     0.54   $     0.56
Basic weighted average shares
 outstanding                          18,503       18,220        18,408       18,130
Diluted weighted average shares
 outstanding                          19,052       18,883        18,862       18,913

                      PEOPLESUPPORT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Unaudited, in thousands)

                                                        Nine Months Ended
                                                          September 30,
                                                  ------------------------------
                                                      2006             2005
                                                  -------------    -------------
OPERATING ACTIVITIES
Net income                                        $      10,195    $      10,508

Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                           4,796            3,247
  Provision for doubtful accounts                             9             (138)
  Stock-based compensation                                1,875              675
  Management incentive plan                                 256              256
  Deferred income taxes                                   1,511           (2,583)
  Tax benefits from employee stock option
   exercises                                               (621)              --
  Gain on disposal of property and equipment                 --               (6)
Changes in operating assets and liabilities:
  Accounts receivable                                   (10,339)          (1,191)
  Prepaid expenses and other assets                          68               (2)
  Other long-term assets                                    612             (504)
  Accounts payable and accrued liabilities                5,951            2,519
  Deferred rent                                             150               --
  Deferred revenue                                          526            1,496
Net cash provided by operating activities                14,989           14,277

INVESTING ACTIVITIES
Collections applied to principal of
 receivable portfolios                                                         7
Purchases of property and equipment                     (11,767)          (5,805)
Proceeds from sale of property and equipment                 --              114
Proceeds from called short term investments                  --            2,000
Purchases of marketable securities                      (15,000)         (28,600)
Maturities of marketable securities                       5,000            3,600
Restricted cash equivalent                                   --              422
Acquisitions, net of cash received                       (8,968)              --
Net cash used in investing activities                   (30,735)         (28,262)

FINANCING ACTIVITIES
Payments of capital lease obligation                       (363)              --
Tax benefits from employee stock option exercises           621               --
Proceeds from the exercise of stock options               1,079              233
Net cash provided by financing activities                 1,337              233
Effect of exchange rate changes on cash                      28                3
Net decrease in cash and cash equivalents               (14,381)         (13,749)
Cash and cash equivalents, beginning of period           27,760           41,583
Cash and cash equivalents, end of period          $      13,379    $      27,834

NON-CASH INVESTING ACTIVITIES
Unrealized holding losses on
 marketable securities                            $         (36)   $         (97)
Construction in progress costs incurred
 but not paid                                               652            1,231
Non-cash tax benefit from disqualifying
 dispositions                                               435               --

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Interest paid for the period                     $           7    $          --
 Taxes paid for the period                                  516               48

SOURCE  PeopleSupport, Inc.
    -0-                             11/01/2006
    /CONTACT: Peter Hargittay, Investor Relations and Corporate Marketing of PeopleSupport, Inc., +1-310-824-6182, Fax: +1-310-824-6299,
phargittay@peoplesupport.com /
    /Web site:  http://www.peoplesupport.com /
     (PSPT)